EXHIBIT 23.1

Deloitte
Deloitte AG General Guisan-Quai 38 Postfach 2232 CH-8022 Zurich Tel: +41 (0)44 421 60 00 Fax: +41 {0)44 421 66 00 www.deloitte.ch

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated April 16, 2007 relating to the consolidated financial statements of DWM Petroleum AG (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the preparation of the consolidated financial statements assuming that DWM Petroleum AG's will continue as a going concern), appearing in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Deloitte

         November 2, 2007
         ROM/BAU

Wirtschaftspriifung. Steuerberatung. Consulting • Corporate Finance.	Member of Deloitte Touche Tohmatsu